Exh 99.1

-News Release-

For Immediate Release	Contact:
David Herbst/Larry Barrios
213-486-6560

MERCURY AIR GROUP, INC. ANNOUNCES
SETTLEMENT AGREEMENT

Los Angeles, California – July 16, 2004 –Mercury Air Group, Inc. (AMEX: MAX) announced that it entered into a settlement agreement with David H. Murdock (Murdock) and related parties. Mercury and Murdock agreed to enter into a certain mutual release of claims, and Mercury agreed to pay $525,000 to Murdock representing all costs, fees and expenses incurred by Murdock in connection with the settlement agreement and due diligence investigation and in consideration for Murdock’s execution of the mutual release of claims. In addition, Murdock agreed to sell and Mercury agreed to purchase 150,000 shares of Mercury’s common stock for $6.00 per share.

Mercury’s President and Chief Executive Officer, Joseph A. Czyzyk, said, “By entering into this agreement, Mercury is able to focus its efforts on its business and profitability for the benefit of all of its shareholders.”

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Certain statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.